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EXHIBIT 21

P & F INDUSTRIES, INC.

SUBSIDIARIES OF THE REGISTRANT

Countrywide Hardware, Inc., a Delaware Corporation

d/b/a    Nationwide Industries, Inc.
            Franklin Manufacturing

Embassy Industries, Inc., a New York Corporation

d/b/a    Embassy Industries, Inc.

Florida Pneumatic Manufacturing Corporation, a Florida Corporation

d/b/a    Florida Pneumatic Manufacturing Corporation
            Universal Tool
            Pipemaster
            Berkley Tool

Green Manufacturing, Inc. a Delaware Corporation

d/b/a    Green Manufacturing, Inc.

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  EXHIBIT 21